Exhibit 4.2

EXECUTION VERSION

THIS NOTE IS SUBORDINATED TO ANY PRESENT OR FUTURE INDEBTEDNESS AND OBLIGATIONS OWING FROM MAKER TO LENDERS AND AFFILIATES OF LENDERS UNDER THE REVOLVING CREDIT AND SECURITY AGREEMENT (THE “CREDIT FACILITY”) TO BE ENTERED INTO AMONG MAKER, CERTAIN AFFILIATES OF MAKER, THE LENDERS PARTY THERETO, AND PNC BANK, NATIONAL ASSOCIATION, AS AGENT FOR THE LENDERS (THE “AGENT”) (AS SUCH CREDIT AGREEMENT MAY BE AMENDED OR MODIFIED FROM TIME TO TIME), AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AGREEMENT TO BE ENTERED INTO AMONG MAKER, THE AGENT, NOTEHOLDER AND THE OTHER PARTIES THERETO IN THE FORM ATTACHED HERETO AS EXHIBIT A (AS AMENDED OR MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”).

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS. IT MAY NOT BE SOLD, PLEDGED, ASSIGNED OR TRANSFERRED UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION SHALL BE AVAILABLE.

SUBORDINATED PROMISSORY NOTE

March 3, 2016	USD 14,489,355

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Ampco-Pittsburgh Corporation, a Pennsylvania corporation (“Maker”), hereby unconditionally promises to pay to SHB (as defined below), or its permitted assigns (“Noteholder”, and together with Maker, the “Parties”), the principal amount of USD 14,489,355 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note”). This Note, together with any notes issued in exchange for it, are collectively referred to herein as the “Notes”.

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Åkers Entities” means Åkers AB, Åkers Sweden AB, Åkers Valji Ravne d.o.o., and their respective subsidiaries.

“Altor” means Altor Fund II GP Limited, a company duly incorporated and organized under the laws of Jersey, having its principal office at 11-15 Seaton Place, St Helier, Jersey JE4 0QH Channel Islands, as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited.

“Applicable Rate” means 6.5%.

“Maker” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Change in Control” means the occurrence of one or more of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding Voting Stock of Maker;

(b) Maker consolidates with or merges into any other person, any other person merges into Maker, or Maker effects a share exchange, and, in the case of any such transaction, the outstanding shares of Maker’s Common Stock, par value $1.00 per share, are reclassified into or exchanged for any other property or securities, unless the shareholders of Maker immediately before such transaction own, directly or indirectly immediately following such transaction, a majority of the combined voting power of the then outstanding Voting Stock of the person resulting from such transaction;

(c) Maker, or Maker and its subsidiaries taken as a whole, sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of the properties or assets of Maker, or of Maker and its subsidiaries taken as a whole, as applicable;

(d) any time the Continuing Directors do not constitute a majority of the Board of Directors of Maker (the “Board”) (or, if applicable, the board of directors of a successor corporation to Maker); or

(e) Maker undertakes a liquidation, dissolution or winding up.

“Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Note or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

“Credit Facility” means the Revolving Credit and Security Agreement to be entered into among Maker, certain affiliates of Maker, the lenders party thereto, and PNC Bank, National Association, as agent for the lenders.

“Default” means any of the events specified in Section 9 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 9 would, unless cured or waived, become an Event of Default.

“Default Rate” means, at any applicable time, the Applicable Rate plus 2%.

“Event of Default” has the meaning set forth in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Extension Premium” means, at any applicable time, the Applicable Rate plus 5%.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

“Holders” means the Noteholder and each subsequent holder of the Notes.

“Interest Payment Date” means the last day of each year commencing on the first such date to occur after the execution of this Note (or if any such day is not a Business Day, on the next succeeding Business Day).

“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Loan” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of Maker; (b) the validity or enforceability of the Note; or (c) the rights or remedies of the Holders of the Notes.

“Maturity Date” means the earlier of (a) the date which is 3 years from the date of this Note and (b) the date on which all amounts under the Notes shall become due and payable pursuant to Section 10. For greater certainty, the date of any Notes that are issued in exchange for this Note shall be the date of issue of this Note and the Maturity Date shall be the same date for any such new Notes as for this Note.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Order” as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Parties” has the meaning set forth in the introductory paragraph.

“Permitted Liens” means (a) liens which may be deemed to exist with respect to swap contracts; (b) liens in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services in connection with any automated clearinghouse transfers of funds; (c) unsecured insurance premiums owing in the ordinary course of business; (d) liens for taxes, assessments or other governmental charges not delinquent or being properly contested; (e) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (f) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (g) liens arising by virtue of the rendition, entry or issuance against any Åkers Entity of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 9 hereof; (h) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being properly contested; (i) liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; (j) other liens incidental to the conduct of any Åkers Entity’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Holders’ rights or the value of any Åkers Entity’s property or assets or which do not materially impair the use thereof in the operation of any Åkers Entity’s business; (k) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of the Åkers Entities; (l) liens to secure obligations under Clause 9.3 of the Purchase Agreement; and (m) other nonconsensual liens.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“SHB” means Svenska Handelsbanken AB (publ), a company limited by shares incorporated in Sweden under company registration number 502007-7862 having its principal office at Kungsträdgårdsgatan 2, 111 47 Stockholm, Sweden.

“Voting Stock” of a person means all classes of capital stock of such person then outstanding and normally entitled to vote in the election of directors.

2. Purchase Agreement. This Note is being issued to Noteholder pursuant to and in accordance with the terms and conditions of the Share Sale and Purchase Agreement, dated as of December 2, 2015, by and among Maker, Altor Fund II GP Limited, Åkers Holding AB, and Ampco UES Sub, Inc. (as amended or modified from time to time, the “Purchase Agreement”) and is subject to the terms and conditions of the Purchase Agreement. The Holders of the Notes are entitled to the benefits of the Notes and the Purchase Agreement and may enforce the agreements of Maker contained in this Note and in the Purchase Agreement. Capitalized terms used and not otherwise defined in this Note shall have the meaning given to such terms in the Purchase Agreement.

3. Payment Date; Redemption.

3.1 Redemption. Maker shall redeem the Notes on the Maturity Date at a price equal to the then outstanding aggregate unpaid principal amount of the Loan and all accrued and unpaid interest thereon (the “Redemption Price”).

3.2 Notice of Redemption. Notice of the redemption of the Notes pursuant to Section 3.1 hereof shall be given in accordance with Section 12.1 hereof not fewer than three (3) Business Days before the Maturity Date, by delivering to Noteholder a notice, which such notice specifies the Redemption Price.

3.3 Payment Date. The Redemption Price and all other amounts payable under the Notes (if any) shall be due and payable on the Maturity Date.

3.4 Repurchase of the Notes Upon a Change in Control.

(a) In the event that a Change in Control shall occur, then Maker shall deliver to Noteholder written notice thereof at least twenty (20) Business Days prior to the repurchase of the Notes in full at a purchase price equal to 100% of the aggregate principal amount of the Loan then outstanding plus all required interest payments due on the Notes through the Maturity Date (the “Make Whole Amount”).

(b) Upon repurchase of the Notes upon a Change in Control, Noteholder shall be required to physically surrender the Notes to Maker for cancellation. Maker shall maintain a record in the Note Register showing the Make Whole Amount.

3.5 Payments Subject to Subordination. Notwithstanding the foregoing provisions of Section 3.1, no payment of interest or principal, whether voluntary or involuntary, shall be made at any time when the payment thereof is prohibited by the provisions of Section 8 hereof. Any principal amount and/or interest (including, without limitation, the Make Whole Amount where applicable) not paid when due pursuant to the terms and provision of this Note by reason of the provisions of Section 8 shall continue to accrue interest and become payable as soon as such payment is permitted pursuant to Section 8.5.

3.6 Right of Set-Off; Purchase Price Adjustment. Notwithstanding the provisions of Section 8, the Notes and the payment obligations under the Notes are subject to a right of set-off and a purchase price adjustment mechanism pursuant to the terms of the Purchase Agreement. For greater certainty, the right of set-off and the purchase price adjustment mechanism shall be enforceable against Maker and Holder and any of their successors or assigns.

4. Interest.

4.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate, compounded annually, from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

4.2 Interest Payment Dates. At Maker’s option, each payment of accrued and unpaid interest under the Notes shall be paid in cash, exercisable with respect to each such payment, either (i) on each Interest Payment Date or (ii) on the Maturity Date.

4.3 Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate or, if such payment was due at or after the date which is 3 years from the date of this Note, at the Extension Premium from the date of such non-payment until such amount is paid in full. For greater certainty, such Default Rate or Extension Premium shall apply regardless of whether or not such non-payment was due to any prohibition to make payments pursuant to Section 8.

4.4 Computation of Interest. All computations of interest shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan for the day on which it is paid.

4.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by Holders to Maker under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

5. Payment Mechanics.

5.1 Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 5:00 PM New York time on the date on which such payment is due by wire transfer of immediately available funds to each Holder’s account at a bank specified by each such Holder in writing to Maker from time to time.

5.2 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued and unpaid interest, and third to the payment of the principal amount of the Loan outstanding under the Notes.

5.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under the Notes.

5.4 Rescission of Payments. If at any time any payment made by Maker under the Notes is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Maker or otherwise, Maker’s obligation to make such payment shall be reinstated as though such payment had not been made.

6. Representations and Warranties. Maker hereby represents and warrants to Noteholder on the date hereof as follows:

6.1 Existence; Compliance With Laws. Maker is (a) a corporation incorporated and validly existing and subsisting under the laws of the state of its jurisdiction of incorporation and has the requisite power and authority, and the legal right, to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and (b) in compliance with all Laws and Orders except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2 Power and Authority. Maker has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

6.3 Authorization; Execution and Delivery. The execution and delivery of this Note by Maker and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. Maker has duly executed and delivered this Note.

6.4 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for Maker to execute, deliver, or perform any of its obligations under this Note.

6.5 No Violations. The execution and delivery of this Note and the consummation by Maker of the transactions contemplated hereby do not and will not (a) violate any provision of Maker’s organizational documents; (b) violate any Law or Order applicable to Maker; or (c) subject to application of the Subordination Agreement, conflict with or result in any breach, or constitute a default, under any material agreement or contract by which Maker is bound.

6.6 Enforceability. The Note is a valid, legal and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.7 No Litigation. No action, suit, litigation, investigation or proceeding of, or before, any arbitrator or Governmental Authority is pending or, to the knowledge of Maker, threatened by or against Maker or any of its property or assets (a) with respect to the Note or any of the transactions contemplated hereby or (b) that would be expected to materially adversely affect Maker’s financial condition or the ability of Maker to perform its obligations under the Note.

7. Covenants. Until all amounts outstanding in the Notes have been paid in full, Maker shall:

7.1 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2 Compliance. Comply with (a) all of the terms and provisions of its organizational documents; (b) its obligations under its material contracts and agreements; and (c) all Laws and Orders applicable to it and its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.3 Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

7.4 Notice of Events of Default. Promptly after it becomes aware that a Default or an Event of Default has occurred, notify Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

7.5 Note Register. Maker shall cause to be kept at its principal executive office a register (the “Note Register”) in which Maker shall record the issuance of the Notes, repurchase of the Notes, and the transfer of the Notes or any interest in the Notes. The Note Register shall be in written form or in any form capable of being converted into written form within a reasonably prompt period of time. Maker is hereby appointed “Note Registrar” for the purpose of registering the Notes and transfers of the Notes in the Note Registrar as herein provided. Absent manifest error, the Note Register shall be conclusive evidence of any repurchase, repayment or transfer of all or any portion of the Notes or any interest in the Notes.

7.6 Further Assurances. Upon the request of Noteholder, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of the Notes.

8. Subordination.

8.1 Maker, for itself, its successors and assigns, covenants and agrees, and Noteholder covenants and agrees, that the indebtedness evidenced by the Notes shall be subordinate and subject in right of payment, to the prior payment in full of all Senior Indebtedness of Maker except as explicitly provided in Section 8.5.

8.2 For purposes of this Section 8, “Senior Indebtedness” shall mean the principal of, premium, if any, and interest (including any interest accruing after the filing of a petition in bankruptcy) on and other amounts due on or in connection with any indebtedness of the Company as defined in and arising under any loan, credit, security or similar agreement with any bank, insurance company, or other commercial financial institution, in any case whether arising prior to, on or after the date of issuance of the Notes, and all renewals, extensions, and refundings thereof.

8.3 Maker may at any time and from time to time issue any indebtedness that is junior to, pari passu with, or senior to the Notes.

8.4 The Notes and the payment obligations and other obligations under the Notes shall at all times be subject in all respects to the Subordination Agreement (as defined in the legend set forth on the first page of this Note) except as explicitly provided in Section 8.5. Noteholder, and each subsequent assignee of any interest in the Note, (a) is expressly bound by the provisions of the Subordination Agreement as if a signatory thereto, and (b) agrees to execute affirmations of the Subordination Agreement and replacement subordination agreements in the event the Senior Indebtedness described in the Subordination Agreement is replaced by other Senior Indebtedness (including replacement Senior Indebtedness in amounts greater than the Senior Indebtedness described in the Subordination Agreement). In the event Maker proposes to issue any future Senior Indebtedness, Noteholder, and each subsequent assignee of any interest in the Note, agrees to execute any subordination agreements as required by Maker provided that such subordination agreements shall be subject to the explicit exceptions provided in Section 8.5.

8.5 Notwithstanding the provisions of the Subordination Agreement, so long as and to the extent that (i) no Default (as defined in the Credit Facility) or Event of Default (as defined in the Credit Facility) under the Credit Facility has occurred or will occur as a result thereof, Maker may make interest payments in full or in part to the extent that such payment would not cause such Default or Event of Default to Holders in accordance with the terms and provisions of the Notes, and (ii) no Default (as defined in the Credit Facility) or Event of Default (as defined in the Credit Facility) under the Credit Facility has occurred or will occur as a result thereof and the Loan Parties (as defined in the Credit Facility) have demonstrated, in form and substance reasonably satisfactory to the Senior Creditor (as defined in the Credit Facility), compliance with the financial covenant contained in Section 8.6, Maker may pay all or any part of outstanding and unpaid principal amount and interest (including, without limitation, the Make Whole Amount where applicable) due and payable to Holders in accordance with the terms and provisions of the Notes to the extent that such payment would not cause such Default or Event of Default or breach the financial covenant contained in Section 8.6.

8.6 Ninety-one (91) days prior to the Maturity Date and at all times thereafter until the Notes shall have been paid in full or otherwise successfully refinanced, the Borrowers (as defined in the Credit Facility) must demonstrate Liquidity (as defined in the Credit Facility) of at least an amount equal to the sum of (i) the principal amount outstanding of the Notes, plus (ii) after giving effect to the repayment of the principal amount outstanding of the Notes, an amount equal to twenty percent (20%) of the then-applicable Maximum Revolving Advance Amount. For purposes of this Section 8.6 “Maximum Revolving Advance Amount” shall mean One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00) plus any increases in accordance with Section 2.24 of the Credit Facility, or the equivalent section thereof, and minus any permanent reductions in accordance with Section 2.2(f) of the Credit Facility, or the equivalent section thereof.

9. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

9.1 Maker fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due, and with respect to (a) or (b), such failure continues for thirty (30) days;

9.2 Maker fails to provide timely notice of any Change in Control in accordance with Section 3.4 or Maker fails to timely pay the Make Whole Amount in accordance with Section 3.4;

9.3 Any representation or warranty made or deemed made by Maker to Noteholder herein is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made;

9.4 Maker fails to observe, comply with or perform any other covenant or agreement contained in the Notes and such failure is not curable (it being understood that a failure to observe, comply with or perform Section 9.1 shall be deemed to be not curable) or, if curable, is not cured within thirty (30) days after written notice to Maker;

9.5 Maker shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian, sequestrator, liquidator or similar official of Maker or of all or substantially all of the properties of Maker; or Maker or its directors shall take any action initiating the dissolution or liquidation of Maker, or Maker or its directors shall take any action for the purpose of effecting any of the foregoing;

9.6 sixty (60) days shall have elapsed after the commencement of an action by or against Maker seeking, or after the entry of an order or decree by a court of competent jurisdiction ordering or granting relief against Maker with respect to, the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or other statute, law or regulation or the appointment of any trustee, receiver, custodian, sequestrator, liquidator or similar official of Maker or of all or substantially all of the properties of Maker, without such action, order or decree, as applicable, being dismissed or all orders or proceedings thereunder affecting the operations or the business of Maker being stayed; or a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or Maker shall file any answer admitting or not contesting the material allegations of a petition filed against Maker in any such proceedings or fail to respond to such petition in a timely and appropriate manner; or the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings;

9.7 sixty (60) days shall have elapsed after the appointment, without the consent or acquiescence of Maker, of any trustee, receiver, custodian, sequestrator, liquidator or similar official of Maker or of all or substantially all of the properties of Maker without such appointment being vacated;

9.8 default under (x) the Credit Facility or (y) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Maker (or the payment of which is guaranteed by Maker), in each case where such indebtedness exceeds $10,000,000 whether such indebtedness or guarantee now exists, or is created after the date of this Note, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity.

10. Remedies. Upon the occurrence of an Event of Default described in Sections 9.1, 9.2, 9.3, 9.4 or 9.8 and during the continuance thereof, Holders shall have the right by notice to Maker to accelerate the payment of the principal amount and accrued and unpaid interest hereon at the Default Rate by Maker and any other amounts owing hereunder, and if such Event of Default occurs during the 18 month period commencing on the date of this Note, then payment of the Make Whole Amount, so that all such amounts are immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Maker. Upon the occurrence of an Event of Default described in Sections 9.5, 9.6, or 9.7, without any action on the part of Holders, the principal amount, accrued and unpaid interest at the Default Rate, and any other amounts owing under the Notes, and if such Event of Default occurs during the 18 month period commencing on the date of this Note, then the Make Whole Amount, shall become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Maker. Upon an acceleration hereof, Holders may enforce the Notes by exercise of the rights and remedies granted to it by applicable law (including, without limiting any other rights, the right to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Holders or their respective Affiliates to or for the credit or the account of Maker against any of and all the obligations of Maker now or hereafter existing under the Notes, irrespective of whether or not Holders shall have made any demand under the Notes and although such obligations may be unmatured). No course of dealing and no delay on the part of Holders in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holders’ rights, powers or remedies. The rights and remedies of Holders under the Notes shall be cumulative. No right, power or remedy conferred by the Notes upon Holders shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Maker shall pay all fees (including attorneys’ fees), expenses and court costs incurred by Holders for any claim or controversy arising out of or relating to the Notes, including (i) in investigating any event which could be an Event of Default and (ii) in connection with the protection or enforcement of any of Holders’ rights in connection with the Notes or the collection of any amounts due under the Notes.

11. Negative Pledge. Maker covenants with the Holders not to create or permit any liens on the assets of the Åkers Entities for as long as any principal amount and/or interest remains outstanding under any of the Notes other than Permitted Liens or liens securing or permitted by the Credit Facility, any subfacility under the Credit Facility, or any successor credit facility.

12. Enforcement. Maker hereby waives demand, notice, protest and notice of dishonor. Except as otherwise provided herein, all payments by Maker under the Notes shall be made without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

13. Miscellaneous.

13.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to Maker:
Ampco-Pittsburgh Corporation
726 Bell Avenue, Suite 301, Carnegie, PA 15106 Attn: Masha Trainor, Vice President, General Counsel and Secretary Telephone: 412-456-4470, Facsimile: 412-456-4443 E-mail: mtrainor@ampcopgh.com

(ii) If to Noteholder:
Svenska Handelsbanken AB (publ)
SE-106 70 Stockholm Attn: Medium and Long Term Finance E-mail: loanadmin@handelsbanken.se with a copy to: Svenska Handelsbanken AB (publ) Trädgårdsgatan 13 Box 64 SE-645 21 Strängnäs Att: Katharina Schramm Hellmark E-mail: strangnas@handelsbanken.se

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

13.2 Governing Law. The Notes and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out, of or relating to the Notes and the transactions contemplated hereby shall be governed by the laws of the State of New York, without regard to its principles regarding conflicts of law.

13.3 Submission to Jurisdiction. Each of Maker and Noteholder hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to the Notes may be brought in the courts of the State of New York in the Borough of Manhattan or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Maker or Noteholder in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

13.4 Venue. Each of Maker and Noteholder irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Notes in any court referred to in Section 13.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.5 Waiver of Jury Trial. EACH OF MAKER AND NOTEHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

13.6 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the

Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

13.7 Transfers; Successors and Assigns. No Note may be assigned or transferred by any Holder, in whole or in part, to a Person other than Altor and/or SHB or any of their Affiliates without the prior written consent of Maker (such consent not to be unreasonably withheld or delayed). As a condition to such assignment or transfer, the proposed assignee or transferee, if not a Holder, shall be required to execute documents reasonably acceptable to Maker acknowledging Sections 3.5, 3.6 and 8 of this Note and such assignment or transfer must be in compliance with all applicable securities laws. In connection with any assignment or transfer of any Note or part thereof, Maker shall issue new Notes in a like aggregate principal amount, but divided into such amounts and in such denominations as reasonably requested by such Holder, to be registered in the name of such assignee or transferee in exchange for the Notes so assigned or transferred. For the avoidance of doubt, Altor and SHB and their Affiliates shall be entitled, in their sole discretion, to transfer any Note or part thereof held by any of them between themselves at any time without prior consent of Maker. Maker may not assign or transfer the Notes or any of its rights hereunder without the prior written consent of Noteholder. The Notes shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

13.8 Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.9 Amendments and Waivers. The terms of the Notes (including this Note and the provisions of this sentence) may not be amended, modified, or supplemented, Maker may not take any action herein prohibited or omit to perform any act herein required to be performed by it, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of (a) Maker and (b) Holders that collectively hold more than fifty percent (50%) of the outstanding principal amount of all Notes; provided that no amendment or waiver may, without the consent of each Holder of each Note then outstanding and affected thereby (a) reduce the principal of or rate of interest on any Note or (b) postpone the date fixed for any payment of principal or interest on any Note; provided, further, that any Holder may agree, in a written instrument signed by that Holder, to waive the benefits of any provision of the Note applicable to that Holder without requiring the consent of any other Person (an “Individual Waiver”). Any such amendment, modification, supplement, omission, waiver, or consent (other than an Individual Waiver) shall apply equally to all Holders and shall be binding upon them as well as their successors and permitted assigns and upon Maker and its successors and permitted assigns, whether or not such Note shall have been marked to indicate such amendment, modification, supplement, omission, waiver, or consent.

13.10 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

13.11 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.12 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has executed this Note as of March 3, 2016.

AMPCO-PITTSBURGH CORPORATION

By	/s/ John S. Stanik
Name: John S. Stanik Title: Chief Executive Officer

Pay to the order of Altor Fund II GP Limited.

SVENSKA HANDELSBANKEN AB (PUBL)

By	/s/ Daniel Andersson /s/Johan Ohlsson-Leijon
Name: Daniel Andersson and Johan Ohlsson-Leijon Title:Authorized Persons and Attorneys-in-Fact for Svenska Handelsbanken AB (PUBL)

EXHIBIT A

FORM OF SUBORDINATION AGREEMENT

Attached.

SUBORDINATION AGREEMENT

This Subordination Agreement (“Subordination Agreement”), dated the         day of                     , 2016, by and among Altor Fund II GP Limited, a company duly incorporated and organized under the laws of Jersey (“Altor”), Svenska Handelsbanken AB (publ), a company limited by shares incorporated in Sweden under company registration number 5020077862 (“SHB”) (Altor and SHB are each, a “Junior Creditor” and, collectively, the “Junior Creditors”), Ampco-Pittsburgh Corporation, a Pennsylvania corporation (“Ampco-Pitt Corp.”), Ampco UES Sub, Inc., a Delaware corporation (“Ampco UES”), Air & Liquid Systems Corporation, a Pennsylvania corporation (“ALS”), Union Electric Steel Corporation, a Pennsylvania corporation (“UES”), Alloys Unlimited and Processing, LLC, a Pennsylvania limited liability company (“Alloys”), and Union Electric Steel UK Limited, a limited liability company organized under the laws of the England and Wales with registered company number 00162966 (the “UK Borrower”) (ALS, UES, Alloys and UK Borrower, are collectively, the “Borrowers”), and PNC Bank, National Association (“PNC”), in its capacity as administrative and collateral agent for the Lenders (as defined in the Credit Agreement (as defined below)) (PNC, in such capacity, the “Senior Creditor”).

W I T N E S S E T H:

WHEREAS, the Junior Creditors, Akers Holding AB, Reg. No. 556754-1585, a company duly incorporated and organized under the laws of Sweden (“Akers Holding”), Ampco-Pitt Corp. and Ampco UES are parties to that certain: (i) Share Sale and Purchase Agreement, dated December 2, 2015 (as such exists on March 3, 2016, the “Purchase Agreement”), pursuant to which, among other things, Ampco-Pitt Corp. and Ampco UES purchased the Transferred Shares (as defined in the Purchase Agreement as it exists on March 3, 2016); and (ii) Surviving Liabilities Agreement, dated March 3, 2016 (as such exists on March 3, 2016, the “Surviving Liabilities Agreement”), pursuant to which, among other things, Akers AB, a company duly incorporated and organized under the laws of Sweden with corporate identity number 556153-4792, Akers Sweden AB, a company duly incorporated and organized under the laws of Sweden with corporate identity number 556031-8080, Ampco-Pitt Corp., and Ampco UES, agreed that Ampco-Pitt Corp. would: (a) cause to be issued a letter of credit in the amount of Two Million Five Hundred Sixty-Four Thousand Four Hundred Ninety-Nine and 00/100 Dollars ($2,564,499.00) for the benefit of SHB (the “SHB Letter of Credit”); and (b) become obligated to SHB with respect to certain contingent obligations (including obligations under or arising in respect of leasing facilities, bank guarantees, any business card facility, cash-collateralization obligations or otherwise under or pursuant to the Surviving Liabilities Agreement) in an amount which, when aggregated with the amount of the SHB Letter of Credit, shall not exceed Eleven Million and 00/100 Dollars ($11,000,000.00), as more fully set-forth in the Surviving Liabilities Agreement (the “SHB Surviving Obligations”);

WHEREAS, in connection with the Purchase Agreement, Ampco-Pitt Corp. is indebted to the Junior Creditors in the aggregate original principal amount of $25,710,013.00 pursuant to that certain: (i) Subordinated Promissory Note, dated March 3, 2016, made by Ampco-Pitt Corp. in favor of SHB or Altor (as successor by assignment to SHB), in the original principal amount of $11,220,659.00; and (ii) Subordinated Promissory Note, dated March 3, 2016, made by Ampco-Pitt Corp., in favor of SHB or Altor (as successor by assignment to SHB), in the original principal amount of $14,489,355.00, a true and correct copy of each such note being attached hereto and made a part hereof as Exhibit A (the “Junior Creditor Notes”) (the Junior Creditor Notes, together with any documents, instruments and agreements related to the Junior Creditor Notes, collectively, the “Junior Creditor Documents”) (the obligations of Ampco-Pitt Corp. and/or Ampco UES, as applicable, to the Junior Creditors pursuant to the Junior Creditor Documents, together with all other future indebtedness for borrowed money of any Loan Party (as defined in the Credit Agreement) to the Junior Creditors (excluding (i) SHB’s rights with respect to the SHB Letter of Credit and the SHB Surviving Obligations and (ii) Altor’s rights under and with respect to the Purchase Agreement), whether or not contemplated by the Senior Creditor, the Junior Creditors, Ampco-Pitt Corp., Ampco UES, the Borrowers or any other Loan Party are, collectively, the “Junior Creditor Obligations”);

WHEREAS, the Lenders have made and/or agreed to make loans to the Borrowers pursuant to that certain Credit and Security Agreement, dated of even date herewith, by and among the Borrowers, the other Borrowers (as defined therein) party thereto from time to time, Ampco-Pitt Corp., Ampco UES, the other Guarantors (as defined therein) party thereto from time to time, the Senior Creditor and the Lenders (as amended, modified, supplemented, replaced and restated, from time to time, the “Credit Agreement”) (the obligations of the Loan Parties to the Senior Creditor and the Lenders pursuant to the Credit Agreement, the Other Documents (as defined in the Credit Agreement) and all other obligations of the Loan Parties to the Senior Creditor and the Lenders (including interest accruing after the date on which any Loan Party becomes subject to the jurisdiction of any federal or state debtor relief statute, whether or not recoverable against such Loan Party) in respect of the transactions contemplated thereby, whether or not such debts are currently contemplated by the Loan Parties, the Senior Creditor, the Lenders or the Junior Creditors, are hereinafter collectively referred to as the “Senior Creditor Obligations”);

WHEREAS, as a condition precedent to the Senior Creditor’s and each Lender’s agreement to enter into the Credit Agreement and the Other Documents, the Senior Creditor and the Lenders require that the Junior Creditor Obligations be subordinated to the Senior Creditor Obligations as and to the extent set forth herein; and

WHEREAS, in order to induce the Senior Creditor and the Lenders to enter into the Credit Agreement and the Other Documents and to make advances under the Credit Agreement, each Junior Creditor has agreed to subordinate the Junior Creditor Obligations to the Senior Creditor Obligations pursuant to and in accordance with the terms and conditions of this Subordination Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

2. Except as otherwise set forth in Section 3 hereof and the final sentence of Section 6 hereof, no Junior Creditor will ask, demand, sue for, take or receive from any Loan Party, in any manner, without the consent of the Senior Creditor the whole or any part of any monies, now or hereafter owing by such Loan Party to such Junior Creditor pursuant to the Junior Creditor Obligations until the Senior Creditor Obligations (other than indemnity and other contingent obligations) are paid in full and discharged and all commitments to make loans or otherwise make advances or other extensions of credit under the Credit Agreement have been terminated.

3. So long as (i) no Default or Event of Default under the Credit Agreement has occurred or will occur as a result thereof, Ampco-Pitt Corp. may make and the Junior Creditors may ask, demand, sue for, take, receive and retain for their own accounts (a) interest payments to the Junior Creditors and (b) payments of reasonable fees, costs and expenses when due and payable in accordance, in each case of (a) and/or (b) above, with the Junior Creditor Documents, as such documents exist on March 3, 2016 (it being understood and agreed that any amounts not paid as a result of the occurrence or potential occurrence of a Default or Event of Default, may be paid once such circumstance no longer exists whether as a result of cure, waiver or otherwise), and (ii) in each case of (y) or (z) below, no Default or Event of Default under the Credit Agreement has occurred or will occur as a result thereof and the Loan Parties have demonstrated, in the manner provided for in the Credit Agreement, compliance with the financial covenant contained in Section 6.5(b) of the Credit Agreement, Ampco-Pitt Corp. may, either (y) on or after the Maturity Date (as defined in the Junior Creditor Notes, as the same exists on March 3, 2016), or (z) upon the occurrence of a Change in Control (as defined in the Junior Creditor Notes, as the same exists on March 3, 2016), in accordance with Section 3.4 of each applicable Junior Creditor Note, as such document exists on March 3, 2016, pay, and the Junior Creditors may ask, demand, sue for, take, receive and retain for their own accounts, all outstanding and unpaid principal (including any applicable Make Whole Amount (as defined in the Junior Creditor Notes, as the same exists on March 3, 2016)) due and payable to the Junior Creditors in accordance with the terms and provisions of the Junior Creditor Notes, as such documents exist on March 3, 2016. Neither the Credit Agreement nor any document relating to the Senior Creditor Obligations may contain, or be amended or modified in any way to include, any provision which prohibits or restricts Ampco-Pitt Corp. from making a payment under the Junior Creditor Obligations in the manner and subject to the limitations provided for under the express terms and provisions of this Section 3 and, for the avoidance of doubt, a payment in accordance with this Section 3 shall not itself constitute a Default or an Event of Default under the Credit Agreement. For the avoidance of doubt, the payments expressly permitted by this Section 3 shall continue to be permitted notwithstanding any amendment, restatement, modification, supplement, replacement, increase or refinancing of any nature in respect of the Credit Agreement or the Senior Creditor Obligations, including, without limitation, any such amendment, restatement, modification, supplement, replacement, increase or refinancing of the nature described in Section 10 hereof or in clause (i) of Section 11 hereof, all as if such amendment, restatement, modification, supplement, replacement, increase or refinancing had not taken place.

4. Senior Creditor shall promptly provide to the Junior Creditors and the Junior Creditors shall promptly provide to the Senior Creditor, copies of any written notice of the occurrence or existence of an Event of Default or a default or event of default under any Junior Creditor Document, the Credit Agreement or any Other Document, as applicable; provided, however, in each case, the failure to provide such notice shall not affect the validity of such notice, or create a cause of action against the party failing to give such notice, or create any claim or right on behalf of any third party. The sending or receipt of such notice shall not obligate the recipient to cure such default. The Loan Parties hereby consent and agree to the Senior Creditor or the Junior Creditors providing any such information to the other and to such actions by the Senior Creditor and/or the Junior Creditors and waive any rights or claims against any Lenders or Junior Creditors arising as a result of such information or actions.

5. Notwithstanding any right of the Junior Creditors with respect to the Junior Creditor Obligations but subject to the provisions of Sections 2 and 3 hereof, all rights to payment and Liens, if any, of any of the Junior Creditors with respect to the Junior Creditor Obligations, whether now existing or hereafter arising and howsoever existing, in any assets of any Loan Party shall be and hereby are subordinated to the rights and Liens of the Senior Creditor and until the Senior Creditor Obligations (other than indemnity and other contingent obligations) shall have been fully paid and satisfied, and all commitments to make loans or otherwise make advances or other extensions of credit under the Credit Agreement have been terminated, no Junior Creditor shall have any right to possession of any such assets or to foreclose upon any such assets, whether by judicial action or otherwise. In the event of (i) the occurrence of a Default or an Event of Default under the Credit Agreement or any of the Other Documents, (ii) any acceleration of any Junior Creditor Obligation or (iii) any distribution, division or application (partial or complete), voluntary or involuntary, by operation of law or otherwise of all or any part of the assets of any Loan Party or the proceeds thereof to creditors of any Loan Party by reason of the liquidation, dissolution or other winding up of any Loan Party’s business or in the event of any sale, receivership, insolvency or bankruptcy proceeding, or assignment for the benefit of creditors of any Loan Party, or any proceeding by or against any Loan Party for any relief under any bankruptcy or insolvency law relating to the relief of creditors, readjustment of indebtedness, reorganizations, compositions or extensions, then and in any such event all of the Senior Creditor Obligations (other than indemnity and other contingent obligations) shall first be paid in full, or payment thereof provided for in money or monies worth in accordance with the terms thereof, before any payment is made on account of any Junior Creditor Obligations; and upon any such distribution, division or application, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to the Junior Creditor Obligations shall be paid or delivered directly to the Senior Creditor for application to the Senior Creditor Obligations until the Senior Creditor Obligations (other than indemnity and other contingent obligations) shall have been fully paid and satisfied and all commitments to make loans or otherwise make advances or other extensions of credit under the Credit Agreement have been terminated. Notwithstanding anything to the contrary contained in Section 2, this Section 5, Section 7 or otherwise in this Subordination Agreement, the Junior Creditors shall be entitled to receive and retain any distribution of Reorganization Subordinated Securities. For purposes of this Subordination Agreement, “Reorganization Subordinated Securities” shall mean any (i) debt securities issued in substitution of or exchange for all or any portion of the Junior Creditor Obligations that are subordinated in right of payment, performance and otherwise to the Senior Creditor Obligations to at least the same extent that the Junior Creditor Obligations are subordinated to the Senior Creditor Obligations pursuant to and in accordance with the terms and provisions of this Subordination Agreement, and/or (ii) equity securities issued in substitution of or exchange for all or any portion of the Junior Creditor Obligations, provided, that if such equity securities provide for mandatory redemption or mandatory dividend or distribution payments, the making and payment thereof shall be subordinated in right of payment, performance and otherwise to the Senior Creditor Obligations (or any equity securities issued in substitution of or exchange for all or any portion of the Senior Creditor Obligations) to at least the same extent that the Junior Creditor Obligations are subordinated to the Senior Creditor Obligations pursuant to and in accordance with the terms and provisions of this Subordination Agreement.

6. In the event of any bankruptcy, reorganization or insolvency proceeding, each Junior Creditor hereby irrevocably appoints the Senior Creditor as its attorney-in-fact with full power to act in the place and stead of such Junior Creditor, in all matters relating to or affecting the Junior Creditor Obligations, for the purpose of protecting or preserving the Senior Creditor’s rights under this Subordination Agreement, including for that purpose, the right to execute, verify, deliver and, upon the failure of such Junior Creditor to do so promptly, but in any event, prior to ten (10) days before the expiration of the time to make, present, file and/or vote any such proof of claim, as applicable, to make, present, file and/or vote such proofs of claim, as applicable, against any Loan Party on account of all or any part of the Junior Creditor Obligations, as the Senior Creditor may deem advisable and to receive and collect any and all distributions under any federal or state debtor relief statute on account of the Junior Creditor Obligations and to apply the same on account of the Senior Creditor Obligations. Senior Creditor shall promptly provide the Junior Creditors with notice of any exercise by the Senior Creditor of the aforementioned power of attorney; provided, however, the failure to provide such notice shall not affect the validity of any such action, or create a cause of action against the party failing to give such notice, or create any claim or right on behalf of any third party. Subject to the foregoing limitations, the Junior Creditors shall retain the right to file, vote and otherwise act in any applicable bankruptcy proceeding in their capacity as such; provided, however, each Junior Creditor hereby acknowledges and agrees that it shall not file, vote or otherwise act as a creditor in a bankruptcy proceeding in any manner that contravenes the terms and provisions of this Subordination Agreement.

7. Except as otherwise set forth in Section 3 hereof and except as permitted in Section 5 hereof with respect to Reorganization Subordinated Securities, should any payment or distribution upon or with respect to the Junior Creditor Obligations or any security therefor or proceeds thereof be received by any of the Junior Creditors prior to the satisfaction of all of the Senior Creditor Obligations (other than indemnity and other contingent obligations), each such Junior Creditor shall forthwith deliver the same to the Senior Creditor in precisely the form received (except for the endorsement or assignment of such Junior Creditor where necessary) for application to the Senior Creditor Obligations then due and owing (whether by virtue of maturity or any installment or acceleration or otherwise), and until so delivered the same shall be held in trust by such Junior Creditor as the property of the Senior Creditor. All collateral securing the Senior Creditor Obligations and all proceeds in respect thereof received by the Senior Creditor after such time as the Senior Creditor Obligations (other than indemnity and other contingent obligations) shall have been fully paid and satisfied and all commitments to make loans or otherwise make advances or other extensions of credit under the Credit Agreement have been terminated, shall be forthwith paid over, in the funds and currency received, to the Junior Creditors for application to the Junior Creditor Obligations (unless otherwise required by law).

8. Each Junior Creditor hereby represents, warrants and covenants to the Senior Creditor that such Junior Creditor has not heretofore and will not in the future subordinate in favor of any other person any right, claim or interest in any part of the Junior Creditor

Obligations or commence or join with any other creditor in commencing any bankruptcy, reorganization or insolvency proceeding against any Loan Party; provided that the forgoing shall not prohibit any action permitted under the final sentence of Section 6 hereof. In addition, each Junior Creditor hereby represents, warrants and covenants to the Senior Creditor (for itself and the benefit of the Lenders) that the Junior Creditor Obligations are unsecured and the Junior Creditors shall not take any action to have the Junior Creditor Obligations become secured until the Senior Creditor Obligations shall have been fully paid and satisfied and all commitments to make loans or otherwise make advances or other extensions of credit under the Credit Agreement have been terminated; provided, however, notwithstanding the foregoing, the Junior Creditors may reduce the Junior Creditor Obligations in their sole discretion; provided further, however, no Junior Creditor shall be permitted to take any action to enforce any lien or otherwise attach any lien, in each case, resulting from any such judgment, until the Senior Creditor Obligations shall have been fully paid and satisfied and all commitments to make loans or otherwise make advances or other extensions of credit under the Credit Agreement have been terminated, unless the Junior Creditor Obligations giving rise to such lien were permitted to be paid under the terms and provisions of Section 3 hereof.

9. Each Junior Creditor agrees that it may not at any time enter into any agreement with any Loan Party which materially modifies, changes or waives any terms or conditions of the Junior Creditor Obligations and adversely affects the Senior Creditors including, but not limited to, the Junior Creditor Notes and/or any of the other Junior Creditor Documents, while any of the Senior Creditor Obligations (other than indemnity and other contingent obligations) remain unpaid, without the prior written consent of the Senior Creditor (such consent to not be unreasonably withheld or delayed).

10. Subject to Section 3 hereof, the Senior Creditor and the Lenders, at any time and from time to time, may enter into such agreement or agreements with any Loan Party as the Senior Creditor may deem proper extending the time of payment, increasing the amount of the Senior Creditor Obligations, increasing the interest rate accruing with respect to the Senior Creditor Obligations or otherwise altering the terms of the Credit Agreement or any Other Documents affecting any security or guarantee conveyed in connection therewith, or may exchange, sell or surrender or otherwise deal with such security, without notice to or the consent of the Junior Creditors and without in any way impairing or affecting the rights granted to the Senior Creditor and the Lenders pursuant to this Subordination Agreement.

11. Each Junior Creditor agrees that (i) subject to Section 3 hereof, the provisions hereof shall inure to the benefit of any financial institution obtained by the Loan Parties or the Senior Creditor to provide replacement working capital or other financing for the Loan Parties in place of the Senior Creditor and the Lenders, regardless of whether any such replacement lender provides its own financing or succeeds the Senior Creditor’s financing by assignment, and if requested by such replacement lender, each Junior Creditor shall execute with such replacement lender a subordination agreement substantially similar to and substantively consistent with (and no more onerous with respect to the Junior Creditors than) this Subordination Agreement; (ii) as a prior condition of any assignment of any of its interests under any of the Junior Creditor Documents, each Junior Creditor shall require the assignee to acknowledge this Subordination Agreement and agree, in writing, to be bound by the terms and conditions hereof; and (iii) the Junior Creditor Notes shall bear a legend which refers to this Subordination Agreement and states that the applicable Junior Creditor’s rights to payment thereunder are subject to the terms hereof.

12. Each Junior Creditor (on a several and not joint basis) agrees to indemnify and to hold the Senior Creditor and the Lenders, and each of their respective officers, directors, agents and employees (each, an “Indemnified Party”) harmless for any and all direct losses, damages, liabilities, expenses and obligations, including reasonable and documented attorneys’ fees and expenses, arising as a result of any actions of such Junior Creditor taken contrary to this Subordination Agreement; provided, however, that the foregoing indemnity (x) shall not: (i) exceed an amount equal to the maximum amount recoverable under or with respect to the Junior Creditor Obligations; and/or (ii) apply to claims, damages, losses, liabilities, expenses and obligations solely attributable to an Indemnified Party’s gross negligence, bad faith or willful misconduct or arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of such Junior Creditor and that is brought by an Indemnified Person against any other Indemnified Person and (y) in the case of attorneys’ fees and expenses, shall be limited to one primary counsel for all Indemnified Parties and one local counsel, in each relevant jurisdiction, for all Indemnified Parties and one or more additional counsel if one or more conflicts of interest arise and shall exclude allocated costs of in-house counsel. The indemnity contained in this Section shall survive the termination of this Subordination Agreement, payment of any Senior Creditor Obligations and assignment of any rights hereunder but in each case, only with respect to any applicable indemnification obligations arising as a result of actions of any Junior Creditor taken contrary to this Subordination Agreement prior to such termination, payment or assignment, as the case may be. If any action or claim shall be brought or threatened against any Indemnified Party by reason of or in connection with one of the foregoing events, the Senior Creditor, the Lenders or such Indemnified Party shall promptly notify the Junior Creditors in writing. Each Junior Creditor may participate at its expense in the defense of any such action or claim, including the employment of counsel and the payment of all costs of litigation associated with its participation. Notwithstanding the preceding sentence, such Indemnified Party shall have the right to employ its own counsel and to determine its own defense of such action in any such case, but the reasonable and documented fees and expenses of such counsel for such Indemnified Party shall be at the expense of the Junior Creditors. In the event that any Junior Creditor assumes the defense of such proceedings and employs counsel in connection therewith, such Junior Creditor shall keep such Indemnified Party, the Senior Creditor, the Lenders and their respective counsels currently informed of all material developments in such proceeding, including the provision of all documents reasonably requested by such Indemnified Party, the Senior Creditor, the Lenders or their respective counsels. Neither such Indemnified Party, the Senior Creditor nor any of the Lenders shall be liable for any settlement of such action effected without the prior written consent of such Indemnified Party, the Senior Creditor, the Lenders and their respective counsels. No Junior Creditor shall be liable for any settlement of any such action effected without its consent. In no event, shall any Junior Creditor be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this sentence shall limit any Junior Creditor’s indemnification and reimbursement obligations to the extent set forth herein in connection with any claim by a third party with respect to which an Indemnified Party is entitled to indemnification hereunder.

13. No waiver shall be deemed to be made by the Senior Creditor or the Lenders of any of their rights hereunder unless the same shall be in writing, signed by the Senior Creditor or the Lenders, and such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Senior Creditor or the Lenders or the obligations of the Junior Creditors to the Senior Creditor or the Lenders in any other respect at any other time.

14. This Subordination Agreement shall be binding upon and inure to the benefit of the Junior Creditors, the Senior Creditor, the Lenders and their respective successors and assigns. This Subordination Agreement may be executed by facsimile, e-mail or other electronic communication and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Subordination Agreement.

15. This Subordination Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS SUBORDINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

17. The purpose of this Subordination Agreement is solely to define the relative rights of the Senior Creditor, the Lenders and the Junior Creditors. This Agreement is not intended to and shall not impair, as between the Junior Creditors and Ampco-Pitt Corp. and the other Loan Parties, the obligation of Ampco-Pitt Corp. and the other applicable Loan Parties to pay the Junior Creditor Obligations as and when the same shall become due and payable in accordance with the terms applicable thereto; provided, however, the Junior Creditors and the Loan Parties each hereby acknowledge and agree that, notwithstanding the obligation of Ampco-Pitt Corp. and the other applicable Loan Parties to pay the Junior Creditor Obligations as and when the same shall become due and payable in accordance with the terms applicable thereto, the right of: (i) Ampco-Pitt Corp. and the other applicable Loan Parties to pay; and (ii) the Junior Creditors to receive and retain payment of, such Junior Creditor Obligations, shall each be subject to the terms and provisions of this Agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Subordination Agreement to be executed and delivered on the date first above written, with the intention that it constitute a document under seal.

SENIOR CREDITOR:

PNC Bank, National Association, as administrative and collateral agent for the Lenders

By:	(SEAL)
Name:
Title:

JUNIOR CREDITORS:

Altor Fund II GP Limited

By:
Name:
Title:

Svenska Handelsbanken AB (publ)

By:
Name:
Title:

LOAN PARTIES:

WITNESS/ATTEST:	Air & Liquid Systems Corporation, a Pennsylvania corporation

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	Union Electric Steel Corporation, a Pennsylvania corporation

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	Alloys Unlimited and Processing, LLC, a Pennsylvania limited liability company

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	Union Electric Steel UK Limited, a limited liability company organized under the laws of England and Wales

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	Ampco-Pittsburgh Corporation, a Pennsylvania corporation

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	Ampco-Pittsburgh Securities V LLC, a Delaware limited liability company

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	Ampco-Pittsburgh Securities V Investment Corporation, a Delaware corporation

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	Ampco UES Sub, Inc., a Delaware corporation

	By:	(SEAL)
Name:
Title:

WITNESS/ATTEST:	The Davy Roll Company Limited, a limited liability company organized under the laws of England and Wales

	By:	(SEAL)
Name:
Title:

EXHIBIT A

Junior Creditor Notes

[See Attached]